News Release
For Immediate release

Seattle, Washington - April 18, 2002, business wire, - L&L Financial Holdings Inc ("L&L"), a SEC reporting company announced today that the Company has entered a Memorandum Of Understanding (MOU) with China Development
Institute (CDI), a think tank specially approved by the State Council of China, to jointly further develop Chinese securities activities and practice.

CDI is an institution established for the research and consultation on China economic policy to all levels of Chinese government. Under the MOU, the CDI researchers will work closely with L&L to identify American strategic partners to assist Chinese enterprises entering into global markets, including listing Chinese securities in the United States. CDI will also coordinate with Chinese leaders from business, judicial and administrative branches to attend L&L securities seminars, in promoting securities standards and auditing practices.

Mr. Li Luo li, Secretary General of CDI said, "We are delighted to work with L&L staff, our American friends to further elevate Chinese business to the international standards, and further develop China's financial markets. The executives of L&L communicate well with us and have the technical know-how working with us in carrying out the spirit of Chinese economic reforms."

Mr. Dickson Lee, Chairman & CEO of L&L said, "We are pleased to work with
CDI to share the US securities practice with Chinese securities industry. L&L staff has the cultural sensitivity and language skills which make cooperation with the Chinese enterprises feasible."

L&L, a finance company, has established its China presence since 1996. It has associates with diverse corporate financial background and multiple language skills. Many of them are US licensed securities principals, Investment Advisors, and/or CPAs qualified from the State of New York, State of Washington and State of Delaware. Presently, the Company's operation covers Seattle, New York, Hong Kong, Beijing and Shenzhen of China. Its Chairman & CEO, Dickson Lee, a US citizen, is a judicial Member of the (SEC) Insider Dealing Tribunal of Hong Kong.

For additional information contact L&L Financial Holdings, Inc. (206) 443-1411 asks for Kylee Krida, assistant to the President.

Financial,
Pacific West
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